Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Maui Land & Pineapple Company, Inc., filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated February 24, 2017 relating to our audits of the consolidated balance sheets of Maui Land & Pineapple Company, Inc. and its subsidiaries at December 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, stockholders’ equity (deficiency), and cash flows for each of the years in the two-year period ended December 31, 2016, all included in the Annual Report on Form 10-K of Maui Land & Pineapple Company, Inc. filed with the Securities and Exchange Commission.

Honolulu, Hawaii
April 28, 2017